UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2007

Harleysville National Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

483 Main Street, Harleysville, Pennsylvania		19438
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 256-8851

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2007, Harleysville National Corporation (“HNC”) reached a definitive agreement to acquire East Penn Financial Corporation and its wholly owned subsidiary, East Penn Bank, a $451 million bank offering deposit and lending services throughout the Lehigh Valley, PA. Headquartered and founded in Emmaus, PA in 1990, East Penn has nine banking offices located in Lehigh, Northampton and Berks Counties. The total value of the transaction if it closed currently is estimated at $92.7 million or approximately $14.50 per share of East Penn Financial stock, although actual value will depend on several factors, including the price of Harleysville National Corporation stock, but will not be less than $13.52 per share ($86.3 million) or greater than $15.48 per share ($99.1 million). Under terms of the Merger Agreement, each shareholder of East Penn Financial Corporation may elect to receive either cash only or HNC shares only for each share of East Penn Financial Corporation stock, but may receive a combination of both in the aggregate for all East Penn Financial Corporation shares the shareholder owns. The amount of final per share consideration is based on a formula that is determined by the average per share value of HNC stock during the twenty day period ending eleven days prior to closing. The consideration is subject to election and allocation procedures designed to provide that the cash portion is $50,284,000 but in any event not greater than 60% of the dollar value of the merger consideration. The parties have been agreed that the allocation of HNC common stock and cash will be such that the East Penn Financial shareholders will not recognize gain or loss for Federal income tax purposes on those East Penn Financial shares that are exchanged for HNC common stock in the merger. It is currently anticipated that the acquisition, which is subject to state and federal regulatory approval, approval by the shareholders of East Penn Financial and other customary conditions to closing, will most likely be completed in the fall of 2007.

As part of the agreement, East Penn Bank will continue to operate under the East Penn name and logo, and will become a division of Harleysville National Bank (“HNB”), Harleysville National Corporation’s banking subsidiary. Nine of HNB’s existing branches will also be transferred to the East Penn division including those in Lehigh, Carbon, Monroe, and Northampton Counties.

Pursuant to the Merger Agreement, Harleysville National Corporation and East Penn Financial agreed that Brent Peters, Chairman of the Board, President and Chief Executive Officer of East Penn Financial, will continue with Harleysville National Corporation upon closing of the merger, as an executive officer and President of the East Penn Bank division to be established by HNB. They also agreed that he will join the Harleysville National Corporation and HNB Boards of Directors at closing of the merger. At that time, a new East Penn Division advisory board will be formed with the directors of East Penn Financial.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

Harleysville National Corporation and East Penn Financial Corporation will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement, which will be distributed to shareholders of East Penn Financial Corporation Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and East Penn Financial Corporation, free of charge on the SEC's Internet site (www.sec.gov), by contacting Harleysville National Corporation, 483 Main Street, Harleysville, PA 19438 (Telephone No. (215) 256-8851 or by contacting East Penn Financial Corporation at 22 South 2nd Street, P.O. Box 869, Emmaus, PA 18049, Telephone No. (610) 965-5959. Directors and executive officers of East Penn Financial Corporation may be deemed to be participants in the solicitation of proxies from the shareholders of East Penn Financial Corporation in connection with the merger. Information about the directors and executive officers of East Penn Financial Corporation and their ownership of East Penn Financial Corporation common stock is set forth in East Penn Financial Corporation's proxy statement for its 2007 annual meeting of shareholders and can be obtained from East Penn Financial Corporation. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Item 7.01 Regulation FD Disclosure.

On May 16, 2007, Harleysville National Corporation issued a press release announcing the signing of a definitive agreement to acquire East Penn Financial and East Penn Bank (as discussed in Item 1.01 hereof). A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release, dated May 16, 2007, of Harleysville National Corporation announcing the signing of a definitive agreement to acquire East Penn Financial and East Penn Bank, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2007	HARLEYSVILLE NATIONAL CORPORATION /s/ George S. Rapp George S. Rapp, SVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release, dated May 16, 2007, of Harleysville National Corporation announcing the signing of a definitive agreement to acquire East Penn Financial and East Penn Bank, furnished herewith.